Filed Pursuant to Rule
424(b)(5)
Registration
No. 333-269628
SUPPLEMENT NO. 3, DATED
MAY 5, 2025
TO
PROSPECTUS SUPPLEMENT, DATED FEBRUARY 8, 2023
(To Prospectus dated February 7, 2023)
$300,000,000
OAKTREE SPECIALTY LENDING CORPORATION
Common Stock

This supplement is being filed to update, amend and supplement certain information in our prospectus dated February 7, 2023, as supplemented by that prospectus supplement dated February 8, 2023 and as further supplemented on August 8, 2023, August 2, 2024 and as of the date hereof, pursuant to which we may offer and sell shares of our common stock at an aggregate offering price of up to $300.0 million from time to time through the Sales Agents. Sales of our common stock, if any, under the prospectus supplement, as further supplemented as of the date hereof, and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the Nasdaq Global Select Market or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.
This supplement should be read in conjunction with the prospectus supplement and accompanying prospectus. This supplement is only intended to update, amend and supplement certain information in the prospectus supplement to the extent set forth herein. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.
This supplement is being filed to reflect that we, Oaktree Fund Advisors, LLC and Oaktree Fund Administration, LLC have entered into Amendment No. 4 to that certain Equity Distribution Agreement, dated February 7, 2022 (as amended on February 8, 2023, August 8, 2023, August 2, 2024 and as of the date hereof, the “Equity Distribution Agreement”) in order to add SMBC Nikko Securities America, Inc. as an additional Sales Agent, effective as of the date hereof, and to reflect that Jefferies LLC terminated the Equity Distribution Agreement with respect to Jefferies LLC, effective as of March 31, 2025. Accordingly, each reference to the term “Sales Agent” or “Sales Agents” in the prospectus supplement is hereby amended to include SMBC Nikko Securities America, Inc. and to exclude Jefferies LLC.
The address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, 5th Floor, New York, New York 10172.

An investment in our common stock involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. Shares of closed-end
investment companies, including Business Development Companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, this will likely increase the risk of loss for purchasers in this offering. You should review carefully the risks and uncertainties, including the risk of leverage, described in the section titled “
Risk Factors
” beginning on page 5 of the prospectus or otherwise included in or incorporated by reference in the prospectus supplement or the prospectus and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock.
Supplement dated May 5, 2025 to Prospectus Supplement dated February 8, 2023.